				  EXHIBIT 11
		    STIFEL FINANCIAL CORP. AND SUBSIDIARIES
		      COMPUTATION OF EARNINGS PER SHARE
		   (In Thousands, Except Per Share Amounts)
				  (UNAUDITED)
						      Three Months Ended
					       March 25, 1994    March 26, 1993
					       --------------    --------------
							 Fully           Fully
					       Primary  Diluted Primary Diluted
Net Income                                      $  179   $  179  $1,397 $1,397

After-tax interest savings assuming conversion
    of Senior Convertible Notes (1)              - -        174    - -     174
						------   ------  ------  -----
Net income adjusted for after tax interest
    savings                                     $  179   $  353  $1,397 $1,571
						======   ======  ====== ======
Average number of common shares outstanding
    during the period                            3,999    3,999   3,906  3,906
Additional shares assuming exercise of stock
    options (2)                                    122      122     114    143
Additional Shares assuming conversion of
    Senior Convertible Notes (3)                  - -     1,225     - -  1,225
						 -----    -----   -----  -----
Average number of common shares used to
    calculate earnings per share                 4,121    5,346   4,020  5,274
						 =====    =====   =====  =====
Net earnings per share                           $0.04 (4)$0.04   $0.35  $0.30
						 =====    =====   =====  =====

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(1)  Represents the after-tax interest savings resulting from assumed conversion of $10,000,000 aggregate principal 11.25% Senior
     Convertible Notes.

(2) Represents the number of shares of common stock issuable on the exercise of dilutive employee stock options less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such options. For primary earnings per share computations, these purchases were assumed to have been made at the average market price of the common stock during the period or that part of the period for which the option was outstanding. For fully diluted earnings per share computations, these purchases were assumed to have been made at the greater of the market price of the common stock at the end of the period or average market price of the common stock during the period or that part of the period for which the option was outstanding.

(3) Represents the number of shares of common stock issuable upon conversion of $10,000,000 aggregate principal 11.25% Senior Convertible Notes at a conversion price of $8.1640 per share.

(4) Computes to $0.07 net fully diluted earnings per share. Since this is anti-dilutive, fully diluted earnings per share is equivalent to primary earnings per share.